SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material under 240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

LIGAND PHARMACEUTICALS INCORPORATED

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April 27, 2010

Dear Stockholder:

You are cordially invited to attend the annual meeting of the stockholders of Ligand Pharmaceuticals Incorporated, to be held on Tuesday, May 25, 2010 at 9:00 a.m. local time at Ligand Pharmaceuticals Incorporated, located at 11085 North Torrey Pines Road, Suite 300, La Jolla, CA 92037.

Details of the business to be conducted at the annual meeting are given in the attached notice of annual meeting and proxy statement.

Your vote is important, so even if you plan to attend the meeting, I encourage you to sign, date and return the enclosed proxy promptly in the accompanying reply envelope or, if you prefer, you may vote by telephone or on the internet. This will ensure your vote is counted whether or not you are able to attend. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

We look forward to seeing you at the annual meeting.

/s/ JOHN L. HIGGINS
John L. Higgins
President and Chief Executive Officer

San Diego, California

YOUR VOTE IS IMPORTANT

In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy or vote by internet or telephone as described in the enclosed proxy materials as promptly as possible. If you are voting by mail, please return it in the enclosed envelope. You do not need to add postage if mailed in the United States.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD TUESDAY, MAY 25, 2010

Dear Stockholder:

The annual meeting of stockholders of Ligand Pharmaceuticals Incorporated (the “Company”) will be held at Ligand Pharmaceuticals Incorporated, located at 11085 North Torrey Pines Road, Suite 300, La Jolla, CA 92037 on May 25, 2010 at 9:00 a.m. (PDT), for the following purposes:

1.	To elect a board of directors for the following year. Our board of directors has nominated the following persons for election at the meeting: Jason M. Aryeh, Todd C. Davis, John L. Higgins, David M. Knott, John W. Kozarich and Stephen L. Sabba.

2.	To ratify the selection of Grant Thornton LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2010.

3.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

Stockholders of record at the close of business on April 15, 2010 will be entitled to vote at the annual meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at the offices of the Company and at the meeting. Whether or not you plan to attend the annual meeting in person, please sign, date and return the enclosed proxy in the envelope provided or, if you prefer, you may vote by telephone or on the internet. If you attend the annual meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. The prompt return of your proxy will assist us in preparing for the annual meeting.

By Order of the Board of Directors

/s/ CHARLES S. BERKMAN
Charles S. Berkman
Vice President, General Counsel & Secretary

La Jolla, California

April 27, 2010

LIGAND PHARMACEUTICALS INCORPORATED

11085 North Torrey Pines Road, Suite 300,

La Jolla, CA 92037

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

MAY 25, 2010

On behalf of the board of directors of Ligand Pharmaceuticals Incorporated (the “Company”), we are asking for your proxy, to be used at the annual meeting of stockholders to be held on May 25, 2010. The annual meeting will be held at 9:00 a.m. at Ligand Pharmaceuticals Incorporated, located at 11085 North Torrey Pines Road, Suite 300, La Jolla, CA 92037. Stockholders of record on April 15, 2010 are entitled to notice of and to vote at the annual meeting. If you need directions to the location of the annual meeting, please contact us at (858) 550-7500. This proxy statement and accompanying proxy materials will be first mailed to stockholders on or about April 27, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 25, 2010

This proxy statement and the Company’s annual report are available electronically at http://bnymellon.mobular.net/bnymellon/lgnd.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act on the items outlined in the notice of meeting that is attached to this proxy statement. These include the election of directors and the ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm. In addition, following the formal part of the meeting, management will respond to questions from our stockholders. An annual report on Form 10-K for the year ended December 31, 2009 is enclosed with this proxy statement.

Who can vote at the meeting?

Only stockholders of record as of the close of business on the record date, April 15, 2010, are entitled to vote the shares of stock they held on that date. Stockholders may vote in person or by proxy (see “How do I vote” below). Each holder of shares of common stock is entitled to one vote for each share of stock held on the proposals presented in this proxy statement. Our amended and restated bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, will be a quorum for the transaction of business at the meeting. As of the record date, there were 117,579,101 shares of common stock outstanding (not including 6,607,905 shares held in treasury and not entitled to vote) and only shares of one class of common stock outstanding.

All votes will be counted by an inspector of elections appointed for the meeting. The inspector will count separately “yes” votes, “no” votes, abstentions and broker non-votes. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the annual meeting, but not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

How are votes counted?

Directors will be elected by a favorable vote of a plurality of the aggregate votes present, in person or by proxy, at the annual meeting. Accordingly, abstentions will not affect the outcome of the election of candidates for director. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors. Thus, if the beneficial owner does not give a broker specific instructions, the beneficially owned shares may not be voted on the election of directors and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

The proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 requires the affirmative vote of a majority of the aggregate votes present, in person or by proxy, and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote against this proposal. However, ratification of the selection of Grant Thornton LLP is considered a routine matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.

How do I vote?

By Proxy Card

If you complete and properly sign the enclosed proxy card and return it as instructed on the card, it will be voted as you direct. If you are a registered stockholder and you attend the meeting, you may deliver your completed proxy card in person. If you hold your shares in “street name” through a brokerage or other nominee, you will need to obtain a proxy card from the institution that holds your shares.

You may revoke your proxy at any time before it is voted. It may be revoked by sending a notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company’s principal executive offices, located at 11085 North Torrey Pines Road, Suite 300, La Jolla, CA 92037. You may also revoke your proxy by attending the annual meeting and voting in person.

By Telephone or Internet

You may choose instead to vote by telephone or on the internet. To vote by telephone or internet, please follow the instructions on the proxy materials enclosed with this proxy statement.

ITEMS TO BE VOTED ON AT THE MEETING

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The persons named below have been nominated by our board of directors to serve as directors of the Company until the next annual meeting of stockholders and until their successors have been elected and qualified. Each person nominated for election has agreed to serve if elected. The proxies received by the proxyholders will be voted for the nominees named below. The six candidates receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting will be elected directors of the Company. As of the date of this proxy statement, our board of directors is not aware of any nominee who is unable to or will decline to serve as a director. If, however, any of those named are unable to serve at the time of the annual meeting, the proxyholders may exercise discretionary authority to vote for substitutes.

Nominees

Name	Offices Held	Year First Elected Director	Age*
John W. Kozarich(A)(N)	Chairman of the Board	2003	60
John L. Higgins	President, Chief Executive Officer and Director	2007	40
Jason M. Aryeh(C)(N)	Director	2006	41
Todd C. Davis(A)(C)	Director	2007	49
David M. Knott(A)(C)	Director	2007	65
Stephen L. Sabba(N)	Director	2008	50

*	as of April 15, 2010
(A)	Member of the audit committee
(C)	Member of the compensation committee
(N)	Member of the nominating and corporate governance committee

Business Experience of Director-Nominees

Jason M. Aryeh has served as a member of our board of directors since September 2006. He is the founder and managing general partner of JALAA Equities, LP, a private hedge fund focused on the biotechnology and specialty pharmaceutical sector, and has served in such capacity since 1997. Mr. Aryeh serves on the board of directors of Nabi Biopharmaceuticals, a biotechnology company. Mr. Aryeh also serves as both a special advisor to the Cystic Fibrosis Foundation for Drug Discovery, and as honorary chairman of the New Mexico Chapter of the Cystic Fibrosis Foundation. Mr. Aryeh earned an A.B. in economics, with honors, from Colgate University, and is a member of the Omnicron Delta Epsilon Honor Society in economics. In selecting Mr. Aryeh to serve as a director, the board considered, among other things, his valuable capital markets experience, including his prior service as managing general partner of a hedge fund focused on the biotechnology and specialty pharmaceutical sector. Ligand also benefits from Mr. Aryeh’s current involvement in the biotechnology industry through his position as a director of Nabi Biopharmaceuticals.

Todd C. Davis has served as a member of our board of directors since March 2007. Since December 2006, Mr. Davis has served as a managing director of Cowen Healthcare Royalty Management, LLC, the investment advisor to Cowen Healthcare Royalty Partners, L.P. Previously, from November 2004 to October 2006, Mr. Davis served as a partner at Paul Capital Partners, an investment firm. From 2001 to 2004, Mr. Davis served as a partner at Apax Partners. Mr. Davis has historically been employed in the health care industry in positions at Abbott Laboraties and Elan. Mr. Davis has historically served on the boards of several public and private companies, including Artes Medical, Inc., and currently serves on the board of Syneva Medical, Inc. Mr. Davis earned a B.S. from the U.S. Naval Academy and an M.B.A. from Harvard Business School. In selecting Mr. Davis to serve as a director, the board considered, among other things, his valuable prior experience as a director of several public and private companies. Ligand also benefits from Mr. Davis’ financial and accounting expertise and leadership experience within the biotechnology industry.

John L. Higgins joined the Company in January 2007 as President and Chief Executive Officer and he was also appointed to the Board in March 2007. Prior to joining the Company, Mr. Higgins served as Chief Financial Officer at Connetics Corporation, a specialty pharmaceutical company, since 1997, and also served as Executive Vice President, Finance and Administration and Corporate Development at Connetics since January 2002 until its acquisition by Stiefel Laboratories, Inc. in December 2006. Before joining Connetics, he was a member of the executive management team at BioCryst Pharmaceuticals, Inc., a biopharmaceutical company. Currently, he is a Director of BioCryst and serves as Chairperson of its audit committee. Before joining BioCryst in 1994, Mr. Higgins was a member of the healthcare banking team of Dillon, Read & Co. Inc., an investment banking firm. Mr. Higgins serves as Chairman of CoMentis, Inc, a biopharmaceutical company, and serves on the board, audit and compensation committees of Techne Corporation, a company with a market capitalization of over $2 billion. Mr. Higgins has served as a director of numerous public and private companies. He graduated Magna Cum Laude with an A.B. from Colgate University. In selecting Mr. Higgins to serve as a director, the board considered, among other things, his valuable experience operating and managing public biotechnology companies, including his prior service on the board of CoMentis Inc. and other biopharmaceutical companies and his financial transaction experience as an investment banker. Ligand also benefits from Mr. Higgins’ financial experience in leadership roles at companies within the biopharmaceutical industry.

David M. Knott has served as a member of our board of directors since March 2007. Since 1987, Mr. Knott has served as chief investment manager of Knott Partners Management and Dorset Management, two related hedge fund entities. From 1983 to 1987, he served as general partner and analyst at Mandrakos Associates. Prior to that, Mr. Knott was a broker at Donaldson Lufkin & Jenrette (DLJ). Mr. Knott currently serves on the board of directors of Paramount Resources. He received a B.A. in political science from the University of Pennsylvania and an M.B.A. in finance from the Wharton School of the University of Pennsylvania. In selecting Mr. Knott to serve as a director, the board considered, among other things, his valuable experience as a director of Paramount Resources and several private organizations which provides the board with a broad leadership perspective. Ligand also benefits from Mr. Knott’s financial and accounting expertise and his perspective as a significant stockholder.

John W. Kozarich, Ph.D. has served as a member of our board of directors since March 2003. Dr. Kozarich is chairman and president and a director of ActivX Biosciences, Inc., which he joined in January 2001. ActivX is a wholly owned subsidiary of KYORIN Pharmaceutical Co., Ltd., Tokyo, Japan. From 1992 to 2001, Dr. Kozarich was vice president at Merck Research Laboratories, where he was responsible for a number of research programs. Dr. Kozarich is also a biotechnology professor at the Scripps Research Institute, and previously held faculty positions at the University of Maryland and Yale University School of Medicine. Dr. Kozarich earned his B.S. in chemistry from Boston College, his Ph.D. in biological chemistry from the Massachusetts Institute of Technology, and was an NIH postdoctoral fellow at Harvard University. In selecting Dr. Kozarich to serve as a director, the board considered, among other things, his valuable pharmaceutical and international experience, including his service at Merck Research Laboratories, which is part of one of the world’s largest pharmaceutical companies and his service as Chief Executive Officer of ActivX Biosciences, Inc., a subsidiary of a Japan-based, international pharmaceutical company. Ligand also benefits from Dr. Kozarich’s financial and accounting experience in the pharmaceutical and biotechnology industries.

Stephen L. Sabba, M.D. has served as a member of our board of directors since August 2008. Dr. Sabba has been a leading Research Analyst and Bio Fund Manager for Knott Partners Management, an investment fund company, since November, 2006. Previously he was a Partner and Director of Research with Kilkenny Capital Management, a Chicago-based hedge fund. Prior to that, Dr. Sabba was Director of Research at Sturza’s Medical Research, and previously was a gastroenterologist and internist in private practice at Phelps Memorial Hospital in North Tarrytown, New York. He received his medical degree from the New York University School of Medicine, and completed a residency in internal medicine and a fellowship in gastroenterology at the Veterans

Administration Medical Center in New York City. He earned a Bachelor of Science degree with honors from Cornell University. In selecting Dr. Sabba to serve as a director, the board considered, among other things, his capital markets and accounting expertise gained from his prior experience working in the hedge fund and investment fund industries. Ligand also benefits from his background as a medical doctor and from his understanding of medicine.

Director Independence

Our board of directors has determined that, with the exception of Mr. Higgins, each of the directors is an independent director under the NASDAQ Global Market listing standards. The independent directors have two or more regularly scheduled executive sessions per year at which only the independent directors are present.

Board Meetings and Committees

Our board of directors held two in-person meetings and eight telephonic meetings, and acted by unanimous written consent four times during the fiscal year ended December 31, 2009. During such year, each incumbent director attended at least 90% of the aggregate number of meetings of our board of directors which were held during the periods in which he or she served. The Company does not have a policy regarding attendance of the directors at the annual meeting. At our 2009 annual meeting of stockholders, one of our then-current directors, John Higgins, was in attendance.

Our board of directors has an audit committee, a nominating and corporate governance committee and a compensation committee. Each committee is described below. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the “Investor Relations—Corporate Governance—Corporate Charters” section of our website at www.ligand.com. Our board of directors has determined that each member of these committees meets the applicable rules and regulations regarding independence and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

The audit committee was established in March 1992 and is primarily responsible for overseeing the Company’s accounting and financial reporting processes, auditing of financial statements, systems of internal control, and financial compliance programs. The audit committee currently consists of Messrs. Davis and Knott (chair), and Dr. Kozarich, each of whom is independent as defined under Rule 4350 of the NASDAQ Global Market listing standards. The audit committee held two in-person meetings, held four telephonic meetings and acted by unanimous written consent one time during 2009. After reviewing the qualifications of all current committee members and any relationship they may have that might affect their independence from the Company, our board of directors has determined that (i) all current committee members are “independent” as defined under Section 10A of the Securities Exchange Act of 1934, as amended, (ii) all current committee members are “independent” as defined under the NASDAQ Global Market listing standards, (iii) all current committee members have the ability to read and understand financial statements and (iv) Mr. Davis qualifies as an “audit committee financial expert.” The latter determination is based on a qualitative assessment of his level of knowledge and experience based on a number of factors, including his formal education and experience.

The nominating committee was established in December 2001 and is responsible for identifying and recommending candidates for director of the Company. The nominating committee was reconstituted as the nominating and corporate governance committee in March 2007 and consists of Mr. Aryeh (chair) and Drs. Kozarich and Sabba. Each member of the nominating and corporate governance committee is an independent director under Rule 4200(a)(15) of the NASDAQ Global Market listing standards. The nominating and corporate governance committee held two telephonic meetings during 2009.

The nominating and corporate governance committee considers nominees recommended by stockholders, if submitted in writing to the Secretary at the Company’s principal executive offices and accompanied by the author’s full name, current address and telephone number. The nominating and corporate governance committee has set no specific minimum qualifications for candidates it recommends, but considers each individual’s qualifications, such as high personal integrity and ethics, relevant expertise and professional experience, as a whole. The nominating and corporate governance committee and the Board as a whole consider it beneficial to the Company to have directors with a diversity of backgrounds and skills. The nominating and corporate governance committee and the Board as a whole have no formal policy with regard to the consideration of diversity in identifying director nominees. The nominating and corporate governance committee considers candidates throughout the year and makes recommendations as vacancies occur or the size of our board of directors expands. Candidates are identified from a variety of sources including recommendations by stockholders, current directors, management, and other parties. The nominating and corporate governance committee considers all such candidates in the same manner, regardless of source. Under its charter, the nominating and corporate governance committee may retain a search firm to identify and recommend candidates but has not done so to date.

The compensation committee was established in March 1992 and reviews and approves the Company’s compensation policies, sets executive officers’ compensation and administers the Company’s stock option and stock purchase plans. The compensation committee consists of Messrs. Aryeh, Davis (chair) and Knott. Each member is an independent director under Rule 4200(a)(15) of the NASDAQ Global Market listing standards. The compensation committee held two telephonic meetings and acted by unanimous written consent two times during 2009.

Board Leadership Structure

Our board of directors has nominated six persons to serve as directors of the Company until the next annual meeting of stockholders, five of whom are independent. We separate the roles of chief executive officer and chairman of our board of directors in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the chairman of our board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the Company.

Board’s Role in Risk Oversight

Our board of directors is actively involved in oversight of risks that could affect the Company. The board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including risks associated with our operational, financial, legal and regulatory functions. The full board (or the appropriate board committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a board committee engages in a discussion related to areas of material risk to the Company, the chairman of the relevant committee reports on the discussion to the full board during the committee reports portion of the next board meeting. This enables the board and its committees to coordinate the risk oversight role.

Communicating with the Board of Directors

Stockholders may communicate with our board of directors or individual directors by mail, in care of the Secretary, at the Company’s principal executive offices. Letters are distributed to the board of directors, or to any individual director or directors as appropriate, depending on the content of the letter. However, items that are unrelated to the duties and responsibilities of the board of directors will be excluded. In addition, material that is illegal, inappropriate or similarly unsuitable will be excluded. Any letter that is filtered out under these standards, however, will be made available to any director upon request.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the nominees listed above.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

You are being asked to ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Neither the firm nor any of its members has any relationship with the Company or any of its affiliates, except in the firm’s capacity as the Company’s independent registered public accounting firm.

Stockholder ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm is not required by Delaware law, the Company’s certificate of incorporation, the Company’s amended and restated bylaws, or otherwise. However, the audit committee is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the board of directors will reconsider its selection. Even if the selection is ratified, the board of directors or its audit committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if such a change would be in the Company’s and its stockholders’ best interests.

Representatives of Grant Thornton LLP are expected to be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares represented and voting at the annual meeting will be required to ratify the selection of Grant Thornton LLP.

Independent Auditor’s Fees

The following is a summary of the fees incurred by the Company from Grant Thornton LLP, the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2009 and 2008 (in thousands):

Fee Category	Fiscal 2009 Fees	Fiscal 2008 Fees
Audit Fees(1)	$430.0	$428.6
Audit-Related Fees(2)	90.8	55.9
Tax Fees(3)	65.0	—
All Other Fees	—	—

Total Fees	$585.8	$484.5

(1)	Audit fees consist of fees for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements. In 2009 and 2008, audit fees included fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.
(2)	Audit-Related fees consist of fees billed for professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reported under “Audit Fees.” Such fees include, among other things, employee benefit plan audits and certain consultations concerning financial accounting and reporting standards.
(3)	Tax fees consist of fees for professional services rendered for assistance with federal, state and international tax compliance.

In considering the nature of the services provided by Grant Thornton LLP during the 2009 fiscal year, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with Grant Thornton LLP and the Company’s management to determine that they are permitted under the rules and regulation concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The services performed by Grant Thornton LLP in 2009 and 2008 were pre-approved in accordance with the requirements of the audit committee charter adopted on November 13, 2006.

Except as stated above, there were no other fees charged by Grant Thornton for 2009 and 2008. The audit committee considers the provision of these services to be compatible with maintaining the independence of Grant Thornton LLP. None of the fees paid to Grant Thornton LLP under the categories “Audit-Related Fees” and “Tax Fees” described above were approved by the audit committee after services were rendered pursuant to the de minimus exception established by the SEC.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Recommendation of the Board of Directors

Our board of directors unanimously recommends that the stockholders vote FOR the ratification of the selection of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

EXECUTIVE OFFICERS

The names of the executive officers of the Company and their ages, titles and biographies as of April 16, 2010 are set forth below.

John L. Higgins, 40, is being considered for the position of director of the Company. See “Election of Directors” for a discussion of Mr. Higgins’ business experience.

Charles S. Berkman, J.D., 41, has served as our Vice President, General Counsel and Secretary since April 2007. Mr. Berkman joined the Company in November 2001 and previously served as Associate General Counsel and Chief Patent Counsel for the Company (and Secretary since March 2007). Prior to joining the Company, Mr. Berkman was an attorney at the international law firm of Baker & McKenzie from November 2000 to November 2001. Before that he served as an attorney at the law firm of Lyon & Lyon from 1993 to November 2000, where he specialized in intellectual property law. Mr. Berkman earned a B.S. in chemistry from the University of Texas and a J.D. from the University of Texas School of Law.

Syed Kazmi, Ph.D., MBA, 53, has served as our Vice President, Business Development & Strategic Planning since July 2007. Dr. Kazmi has more than 20 years of Pharmaceutical R&D and Business development experience. From 1995 until June 2007, he held various positions at Ligand, including Senior Scientist in Molecular Endocrinology, Director of Project Management and leader of multiple drug development teams, and Senior Director of Business Development. Prior to joining Ligand, Dr. Kazmi worked in discovery research at Johnson & Johnson from 1988 to 1995, where his most recent position was Principal Scientist in endocrinology and inflammation drug development programs. From 1985 to 1988, he held his postdoctoral research positions at McMaster University, Hamilton. Dr. Kazmi received a Ph.D. in biochemistry from J.N. University, New Delhi, and an executive MBA from San Diego State University.

Martin D. Meglasson, Ph.D., 60, joined the Company in February 2004 as Vice President, Discovery Research. Prior to joining the Company, Dr. Meglasson was Director of Preclinical Pharmacology at Pharmacia, Inc. where he engaged in research and development of drugs for central nervous system and infectious diseases from 1998 to 2003. From 1996 to 1998, Dr. Meglasson served as Director of Endocrine and Metabolic Research, engaged in diabetes and obesity research, and was a member of the Exploratory Development Committee at Pharmacia & Upjohn. From 1988 to 1996, he was a researcher in the fields of diabetes and obesity at The Upjohn Co. Dr. Meglasson has participated in the discovery and development of two marketed drugs, is an inventor of 18 U.S. patents, and author of 70 scientific publications. Dr. Meglasson received his Ph.D. in pharmacology from the University of Houston and post-doctoral training at the University of Pennsylvania School of Medicine.

John Sharp, CPA, 45, joined the Company in April 2007 as our Vice President, Finance and Chief Financial Officer. From November 2004 to April 2007, Mr. Sharp served as Vice President of Finance of Sequenom, Inc. and served as its Principal Accounting Officer since October 2005. From August 2000 to November 2004, Mr. Sharp served as Director of Accounting at Diversa Corporation, a publicly traded biotech company, where he was responsible for managing the overall accounting function, including financial reporting, internal controls, and corporate governance, during a period of significant company growth. From January 1994 until August 2000, Mr. Sharp was at the public accounting firm PricewaterhouseCoopers, most recently as a Senior Audit Manager. He received a B.S. from San Diego State University, and is a certified public accountant and a member of the Association of BioScience Financial Officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table shows, based on information we have, the beneficial ownership of our common stock as of April 15, 2010, by:

•	all persons who are beneficial owners of 5% or more of our outstanding common stock;

•	each of our current directors, including our president and chief executive officer, Mr. Higgins;

•	each of our named executive officers (as defined below in “Compensation Discussion and Analysis – Summary Compensation Table”); and

•	all of our executive officers and directors as a group.

Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Percentage of ownership is based on approximately 117,579,101 shares of common stock outstanding on April 15, 2010 (not including 6,607,905 shares held in treasury and not entitled to vote). Shares of common stock underlying options include options which are currently exercisable or will become exercisable within 60 days after April 15, 2010, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group. The address for individuals for whom an address is not otherwise indicated is 11085 Torrey Pines Road, Suite 300, La Jolla, CA 92037.

	Number of Shares Beneficially Owned	Shares Beneficially Owned via Options, Warrants or Convertible Notes	Percent of Class Owned
Beneficial Owner
Wellington Management Company, LLC(1) 75 State Street Boston, MA 02109	15,798,019	—	13.44%

BVF Partners(2) 900 N. Michigan Ave, Suite 1100 Chicago, IL 60611	11,155,486	145,000	9.61%

BlackRock Inc.(3) 40 East 52nd Street New York, NY 10022	7,754,707	—	6.60%

David M. Knott(4) 485 Underhill Blvd., Ste. 205 Syosset, NY 11791-3419	7,008,237	35,000	5.99%

Directors and Executive Officers
Jason M. Aryeh(5)	1,629,518	38,781	1.42%

Steven J. Burakoff	15,000	15,000	*

Todd C. Davis	15,000	35,000	*

John L. Higgins	439,276	320,125	*

David M. Knott(4)	7,008,237	35,000	5.99%

John W. Kozarich	30,378	75,227	*

Stephen L. Sabba	10,000	15,000	*

Charles S. Berkman	92,677	160,000	*

Syed M.I. Kazmi	81,710	138,917	*

Martin D. Meglasson	96,000	223,042	*

John P. Sharp	82,000	127,792	*

Directors and executive officers as a group (10 persons)	9,499,796	1,183,884	9.09%

*	Less than 1%
(1)	Based solely on a review of a Schedule 13G filed on February 12, 2010, which reported that Wellington Management Company, LLP had sole voting and dispositive power over 15,798,019 shares.
(2)	Based solely on a review of a Schedule 13G filed on February 12, 2010, which reported that BVF Partners (on behalf of Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., BVF Investments, L.L.C., Investment 10, L.L.C., BVF Partners L.P., BVF Inc. and Mark N. Lampert) had sole voting and dispositive power over 11,300,486 shares.
(3)	Based solely on a review of a Schedule 13G filed on January 29, 2010, which reported that BlackRock Inc. had sole voting and dispositive power over 7,754,707 shares.
(4)	Based solely on a review of a Form 4 filed on March 16, 2010 by David M. Knott.
(5)	Includes 1,572,668 shares held by JALAA Equities, LP., of which Mr. Aryeh is the founder and general partner, 44,700 held directly by Mr. Aryeh and 12,150 held in a family trust.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Overview of Compensation

The Company’s executive compensation philosophy is intended to provide compensation opportunities that:

•	attract, motivate and retain individuals of superior ability and managerial talent critical to its long-term success;

•	align executives’ interests with the Company’s corporate strategies, business objectives and the long-term interests of the Company’s stockholders;

•	create incentives to achieve key strategic and financial performance measures; and

•	enhance the executives’ incentive to increase the Company’s stock price and maximize stockholder value.

Total Compensation

The compensation package offered to each executive officer is comprised of four elements:

•	base salary;

•	annual variable performance bonus awards payable in cash;

•	long-term stock-based incentive awards; and

•	employee benefits and perquisites.

These are described in more detail below.

The Role of the Compensation Committee

The compensation committee has the primary authority to determine the Company’s compensation philosophy and to establish compensation for the Company’s executive officers. In determining each level of compensation and the total package, the compensation committee reviewed a variety of sources, to determine and set compensation.

The chief executive officer aids the compensation committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. Each named executive officer and senior executive management team member, in turn, participates in an annual performance review with the chief executive officer to provide input about his or her contributions to the Company’s success for the period being assessed. The performance of our chief executive officer and senior executive management team as a group is reviewed annually by the compensation committee.

As in prior years, the compensation committee and the Company’s management consulted several independent compensation surveys to assist them in determining market pay practices for compensating executive officers. These surveys were reviewed to compare the Company’s compensation levels to the market compensation levels, taking into consideration the other companies’ size, the industry, the individual executive’s level of responsibility and his or her years of experience. The current executive salaries were benchmarked against the Radford Global Life Sciences Compensation Report using data from companies with 50-149 employees and the Biotech Employee Development Coalition (BEDC) Survey for companies with 50-149 employees. These surveys were used due to the competitiveness in hiring employees within the biotechnology industry as well as in our geographic location and we believe they represent the types of companies with which we compete for executive talent. With respect to the foregoing survey data, the identities of the individual companies included in the surveys were not provided to the compensation committee, and the compensation committee did not refer to individual compensation information for such companies. Instead, the compensation committee only referred to the statistical summaries of the compensation information for the companies included in such surveys.

Additionally, each year the compensation committee consults surveys of the compensation practices of a peer group of companies in the United States. This is necessary so the Company can offer compensation that is competitive within that group of companies. The peer group companies for 2009 compensation purposes included Acadia Pharmaceuticals, Affymax, Anadys Pharmaceuticals, Arena Pharmaceuticals, Cytokinetics, Dynavax Technologies, Exelixis, Geron, Incyte, Isis Pharmaceuticals, Metabasis Therapeutics, Momenta Pharmaceuticals, Neurocrine Biosciences, NPS Pharmaceuticals, Progenics Pharmaceuticals, Rigel, Sunesis Pharmaceuticals, Telik, and XenoPort.

The selected companies in our peer group are companies that fall within a reasonable range of comparison factors and/or that we may compete with for executive talent. Criteria used in the identification and selection of the peer group included business/labor market competitors in the biotechnology industry similar in size and complexity and companies with market values generally between $200 million and $800 million and involved in various stages of clinical trails. The peer group was not selected on the basis of executive compensation levels. The peer group compensation data is limited to publicly available information and therefore does not provide precise comparisons by position as offered by more comprehensive survey data. The survey data, however, can be used to provide pooled compensation data for positions closely akin to those held by each named executive officer. In addition, the pool of senior executive talent from which the company draws and against which it compares itself extends beyond the limited community of our immediate peer group and includes a wide range of other organizations in the communications sector outside of the company’s traditional competitors, which range is represented by such surveys. As a result, the compensation committee uses peer group data on a limited basis to analyze the overall competitiveness of the company’s compensation with its direct publicly traded peers in the United States and its general compensation philosophy but continues to primarily rely on industry survey data in determining actual executive compensation. For purposes of this compensation discussion and analysis, references to our “peer group” include both the peer group of companies listed above and the survey data reviewed by our compensation committee.

The compensation committee benchmarks total compensation, as well as annual cash and long-term performance compensation to the median (i.e. 50th percentile) of executive officers performing similar job functions at companies in our peer group, adjusted to reflect relative company size and performance. However, we strongly believe in retaining the best talent among our senior executive management team and while we believe that comparisons to market data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely a comparison to data from these companies. Therefore, the compensation committee may approve total compensation packages for senior executive management that vary from the peer group median based on several principal factors. Specifically, officers with relatively less overall experience, less tenure with the Company and/or lower performance ratings over several years will have total compensation set at or below the peer group median. Conversely, if an officer consistently receives favorable performance ratings over successive years, accumulates years of service and expertise with the Company and/or has significant other experience his or her total compensation will typically be above the peer group median.

The compensation levels of our named executive officers reflect to a significant degree their varying roles and responsibilities. Mr. Higgins, in his role as chief executive officer, has the greatest level of responsibility among our named executive officers and, therefore, receives the highest level of pay. This is also consistent with the practices of the companies in our peer group and the summary compensation data included in the summaries of comparable companies reviewed by our compensation committee.

Base Compensation

As discussed above, the Company provides its named executive officers with a base salary that is structured around the median of base salaries offered by our peer group, but will vary from such level based on:

•	industry experience, knowledge and qualifications;

•	the salary levels in effect for comparable positions within the Company’s principal industry marketplace competitors; and

•	internal comparability considerations.

As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account the officer’s qualifications, experience, prior salary and competitive salary information. Increases in base salary from year to year are based upon the performance of the executive officers (other than the chief executive officer) as well as market positioning considerations, as assessed by the chief executive officer and approved by the compensation committee. The compensation committee assesses these factors with respect to the chief executive officer. The Company estimates that the salary levels of our executive officers range from the 50th percentile to the 90th percentile of the salary levels in effect for comparable executive positions at companies in our peer group. Dr. Dziewanoska’s and Dr. Meglasson’s base salaries during 2009 exceeded the 50th percentile due to their holding such positions prior to the Company’s change in business structure, during which time their positions were compared to companies with over 500 employees with commercial products on the market and their base salaries were set accordingly.

In February 2009, the compensation committee set base salaries for our named executive officers to be in effect until the next annual review. The percentage increase in base salary during 2009 (from 2008 levels) for each named executive officer is as follows:

	2009 Base Salary($)	Percentage Increase from 2008 Base Salary
Mr. Higgins	420,000	—
Mr. Sharp	262,600	1.0%
Mr. Berkman	247,450	1.0%
Dr. Dziewanowska	332,800	—
Dr. Kazmi	242,400	1.0%
Dr. Meglasson	320,525	1.0%

Performance-Based Compensation

Annual Performance-Based Cash Compensation

It is the compensation committee’s objective to have a substantial portion of each officer’s compensation contingent upon the Company’s performance as well as upon his or her own level of performance and contribution towards the Company’s performance. This allows executive officers to receive bonus compensation in the event certain specified corporate and individual performance measures are achieved.

As an officer’s level of responsibility increases, it is our intent to have a greater portion of his or her total compensation be dependent upon the Company’s performance and stock price appreciation rather than base salary. For our named executive officers, all of his or her annual bonus compensation is dependent on the Company’s performance relative to specified performance objectives.

The annual performance-based bonus program consists of a cash award if certain corporate performance objectives are satisfied. The Company sets annual incentive targets around a baseline, which is the median (i.e. 50th percentile) of annual incentives offered by our peer group. Under the Company’s program, the potential performance bonus for the chief executive officer is up to 75% of base salary and for the other named executive officers is 50% of base salary, with respect to Drs. Dziewanowska and Meglasson, or 40% of base salary, with respect to Messrs. Sharp and Berkman and Dr. Kazmi.

In determining the performance compensation awarded to each named executive officer, the Company evaluates the Company’s performance in a number of areas. The Company’s performance is measured on both a short-term and long-term basis, so performance compensation is linked to specific, measurable corporate goals.

At the beginning of 2009, our board of directors, with input provided by our named executive officers, established our Company goals for the year. The compensation committee then reviewed and considered a proposed Company-wide (including named executive officers) bonus program in view of the Company goals, including proposed weighting of the various Company goals for annual bonus achievement.

The Company goals approved by the compensation committee for 2009 for purposes of annual bonus achievement included:

1.	completion of one or more strategic acquisitions (35%);

2.	advance the Company’s internal drug programs (15%);

3.	the successful integration of the operations of Pharmacopeia (10%);

4.	create value from the Company’s combinatorial chemistry business, including entry into a drug screening collaboration and development of a long-term plan for the combinatorial chemistry unit (10%);

5.	advance SARM development, including completing the SARM single ascending dose study (10%);

6.	enter into a major sublet or lease buyout agreement for the Company’s headquarters (10%); and

7.	expand the Company’s corporate profile, for example, with scientific publications and patents, improve the Company culture and maintain expenses within the approved budget (10%).

The last goal identified above was a subjective goal and its achievement was within the discretion of the compensation committee. The Company achieved each of the foregoing objective goals and full credit was given for bonus determination purposes with the exception of the second and fifth goals. Although the Company received two milestone payments from partnership research and screened the Pharmacopeia library for current programs, for purposes of the annual cash bonuses for the Company’s named executive officers, the compensation committee did not consider this sufficient to warrant achievement of the goal related to advancement of the Company’s internal drug programs described above and the named executive officers received only 10% credit with respect to that goal for cash bonus determination purposes. In addition, with respect to the goal related to advancing SARM development, although the Company completed 90-day toxicity studies and received its Phase I single-dose data, the compensation committee did not consider this sufficient to warrant achievement of the goal and the named executive officers received only 5% credit with respect to that goal. With respect to the last goal, which was a qualitative goal and not objectively determinable, the compensation committee attributed full 10% achievement to such goal based on its subjective assessment of the Company’s overall performance during 2009 in those areas. While, based on the foregoing determinations, the overall achievement level relative to the corporate objectives would have been 90%, management recommended, and the compensation committee approved, a reduction in the achievement level to 80% based on the financial position of the Company at the time bonus determinations were made. Accordingly, each named executive officer was paid an annual cash bonus equal to 80% of his or her target bonus.

Although our board of directors and our compensation committee have the discretion to make adjustments to our Company goals during the year, they generally believe that once our Company goals are established, they should not be changed.

The actual bonus awards paid to our named executive officers are disclosed below in the table entitled “Summary Compensation Table.”

Special Executive Incentive Bonus Program for 2009

On January 23, 2009, the compensation committee adopted a special incentive bonus program for the Company’s named executive officers for 2009. The special incentive bonuses were payable, in the compensation committee’s discretion, based on significant corporate achievement during 2009, including, without limitation, licensing transactions and other business development efforts, as determined by the compensation committee in its sole discretion. No specific corporate objectives were established for the special incentive bonuses. A named executive officer must be employed through the date of payment in order to be eligible to receive such bonus. The total potential bonuses to be paid to each named executive officer pursuant to this program were as follows: Mr. Higgins, $94,125; Mr. Sharp, $30,700; Mr. Berkman, $29,281; Dr. Kazmi, $28,500; and Dr. Meglasson, $47,431. The compensation committee determined not to pay any of the special incentive bonuses for 2009.

Long-Term Performance-Based Equity Incentive Program

In accordance with its philosophy, the Company’s longer term performance-based compensation is based on equity ownership. The Company believes that equity ownership in the Company is important to tie the ultimate level of an executive officer’s compensation to the performance of the Company’s stock and stockholder gains while creating an incentive for sustained growth.

We generally provide equity compensation to our named executive officers through grants of stock options and restricted stock units. The grants are designed to align the interests of our named executive officers with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The compensation committee views granting options and restricted stock unit awards as a retention device and therefore also reviews the status of vesting and number of vested verses unvested options and restricted stock unit awards at the time of grant. Guidelines for the number of stock options and restricted stock unit awards granted to each executive officer are determined using a procedure approved by the compensation committee based upon several factors, including the executive officer’s level of responsibility, salary grade, performance and the value of the stock option and restricted stock unit awards at the time of grant. With respect to our named executive officers, we generally make awards to such officers at the time of initial hire based on an evaluation of the foregoing factors. Additional grants, other than the annual awards to executives, may be made following a significant change in job responsibility or in recognition of a significant achievement. Annual awards are made to our named executive officers when such awards are deemed appropriate by the compensation committee based on an evaluation of the foregoing factors.

Stock options granted under the various stock plans generally have a four year vesting schedule designed to provide an incentive for continued employment. The options generally expire ten years from the date of the grant. This provides a reasonable time frame during which executive officers and other employees who receive grants can benefit from the appreciation of the Company’s shares. The exercise price of options granted under the 2002 Plan is 100% of the fair market value of the underlying stock on the date of grant. Accordingly, the option will provide a return to the executive officer only if the market price of the shares appreciates over the option term. Restricted stock unit awards generally vest in equal installments over three years.

During 2009, we approved grants of stock options and restricted stock unit awards to each of the named executive officers under the 2002 Plan as part of our annual grant program and as part of a separate incentive bonus program.

On January 23, 2009, the compensation committee approved aggregate awards of 90,000 stock options and 90,000 restricted stock units to our named executive officers pursuant to the Company’s 2002 Plan as follows: John L. Higgins: 40,000 options and 40,000 restricted stock units; Dr. Martin D. Meglasson, 15,000 options and 15,000 restricted stock units; and Charles S. Berkman, John P. Sharp and Dr. Syed Kazmi, 10,000 options and 10,000 restricted stock units each. The vesting of each award was contingent upon the achievement during 2009 of certain corporate goals, including:

•	complete one or more strategic acquisitions (30%);

•	enter into one or more new license agreements (20%);

•	declare an EPO drug candidate (10%);

•	file an IND for the CCR1 program (10%);

•	complete the SARM single ascending dose study (10%);

•	enter into a major sublet or lease buyout agreement for the Company’s headquarters (10%); and

•	create value from the Company’s combinatorial chemistry business, including entry into a drug screening collaboration (10%).

The Company achieved each of the foregoing objective goals and full credit was given with the exception of the second, third and fourth goals. No credit was given for these goals. With respect to the goal regarding the filing of an IND for the CCR1 program, during 2009, the board of directors had agreed that this was no longer a priority for 2009 and management ceased pursuing this objective. This resulted in an achievement level of 60% and, accordingly, effective February 15, 2010, 60% of each of the foregoing equity awards vested.

Also on January 23, 2009, the compensation committee approved additional aggregate awards of 865,000 stock options and 161,000 restricted stock units to our named executive officers pursuant to the Company’s 2002 Plan as follows: John L. Higgins; 390,000 options and 75,000 restricted stock units; Dr. Martin D. Meglasson, 106,000 options and 20,000 restricted stock units; and each of Charles S. Berkman, John P. Sharp and Dr. Syed Kazmi, 100,000 options and 18,000 restricted stock units. The foregoing option awards are subject to the standard four year time-based vesting schedule described above and the foregoing restricted stock unit awards are subject to the standard three year time-based vesting schedule described above.

The performance-based equity grants to the named executive officers in 2009 were intended as a performance-based incentive for such officers, intended to work in conjunction with the Company’s annual cash bonus program. The size of such awards was not determined by reference to market comparison information for our peer group of companies. Instead, the compensation committee determined the size and terms of such equity awards based on its subjective assessment of each named executive officer’s position and level of responsibility, role in achieving the corporate objectives, current equity holdings and its overall assessment of each executive’s individual performance.

The benchmark for the time-based equity grants to the named executive officers in 2009 was the 75 percentile level of annual option grants and restricted stock awards for similar positions at our peer group companies, adjusted using the above factors and taking into consideration such equivalency factors as our number of shares outstanding and market capitalization, compared to the peer group companies. No other factors were considered by the compensation committee in determining the size of such awards.

All of the equity awards granted to our named executive officers are disclosed below in the table entitled “Grants of Plan-Based Awards in Fiscal Year 2009.”

Other Elements of Compensation and Perquisites

In order to attract, retain and pay market levels of compensation, we provide our named executive officers and other employees the following benefits and perquisites.

Medical Insurance. The Company provides to each named executive officer, the named executive officer’s spouse and children such health, dental and vision insurance coverage as the Company may from time to time make available to its other executives of the same level of employment. The Company pays a portion of the premiums for this insurance for all employees.

Life and Disability Insurance. The Company provides each named executive officer such disability and/or life insurance as the Company in its sole discretion may from time to time make available to its other executive employees of the same level of employment.

Defined Contribution Plan. The Company and its designated affiliates offer the Section 401(k) Savings/Retirement Plan (the “401(k) Plan”), a tax-qualified retirement plan, to their eligible employees. The 401(k) Plan permits eligible employees to defer from 1% to 90% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. In April 2007, the Company began to make matching contributions to the 401(k) Plan equal to $0.25 per each $1.00 contributed by an employee up to an annual maximum of $2,000 per year.

Employee Stock Purchase Plan. The Company’s 2002 employee stock purchase plan, which qualifies under Section 423 of the Internal Revenue Code, permits participants to purchase Company stock on favorable terms. Plan participants are granted a purchase right to acquire shares of common stock at a price that is 85% of the stock price on either the first day of the six month offering period or the stock price on the last day of the six month offering period, whichever is lower. The purchase dates occur on the last business days of December and June of each year. To pay for the shares, each participant may authorize periodic payroll deductions from 1% to 10% of his or her cash compensation, subject to certain limitations imposed by the Internal Revenue Code. All payroll deductions collected from the participant in an offering period are automatically applied to the purchase of common stock on that offering period’s purchase date provided the participant remains an eligible employee and has not withdrawn from the employee stock purchase plan prior to that date.

Other. The Company makes available certain other perquisites or fringe benefits to executive officers and other employees, such as tuition reimbursement, airline club dues, professional society dues and food and recreational fees incidental to official company functions, including board meetings. The aggregate of these other benefits was less than $10,000 for each executive officer in the last fiscal year

Severance and Change of Control Arrangements

We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time. We also believe that it is important to protect our named executive officers in the event of a change in control transaction involving us. In addition, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders. Accordingly, the severance arrangements we have entered into with each of our executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change of control.

Employment Agreements

We have entered into an employment agreement with Dr. Meglasson providing that he will be entitled to six months’ salary in the event his employment is terminated without cause. For purposes of the employment agreement with Dr. Meglasson, “cause” generally means conviction of any felony or other criminal act, commission of any act of fraud or embezzlement, unauthorized use or disclosure of our confidential or proprietary information or trade secrets, or any other intentional misconduct which adversely effects our business or affairs in a material manner.

Change of Control Arrangements

The Company has a change of control severance agreement with each of the named executive officers. In the event a named executive officer’s employment is terminated by us without cause or he or she resigns for good reason with 24 months following a change of control of the Company, he or she will be eligible to receive a severance benefit equal to:

•	one times (two times for Mr. Higgins) the annual rate of base salary in effect for such officer at the time of involuntary termination; plus

•

one times (two times for Mr. Higgins) the greater of: (a) the maximum target bonus for the fiscal year the termination occurs; or (b) the maximum target bonus for the fiscal year the change of control occurs; plus

•	twelve (24 for Mr. Higgins) multiplied by the monthly premium the executive would be required to pay for continued health coverage for himself or herself and his or her eligible dependents.

The foregoing severance amount will be payable in a lump sum following the officer’s termination of employment.

The change of control severance agreements also provide that all of a named executive officer’s outstanding stock awards will vest in the event of such a termination. In addition, the post-termination exercise period of a named executive officer’s stock options will be extended from three months to the date that is nine months following the date of termination (but in no event beyond the original expiration date of such options). With respect to stock options held by Dr. Meglasson that were granted prior to the effective date of the change of control severance agreements, the post-termination exercise period of his stock options will instead be extended from three months to the later of (1) the fifteenth day of the third month following the date the stock options would have otherwise expired following the date of termination, or (2) the next occurring December 31 following the date of termination (but in no event beyond the original expiration date of such options).

For purposes of the change of control severance agreements, an involuntary termination is either a termination of a named executive officer’s employment by us without cause or his or her resignation for good reason. “Cause” is generally defined as an officer’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, an officer’s willful and material breach of any obligation or duty under the employment agreement, the Company’s confidentiality and proprietary rights agreement or the Company’s written employment or other written policies that have previously been furnished to the officer, which breach is not cured within 30 days after written notice thereof is received by the officer, if such breach is capable of cure, the officer’s gross negligence or willful misconduct, including without limitation, fraud, dishonesty or embezzlement, in the performance of his or her duties, or the officer’s continuing failure or refusal to perform his or her assigned duties or to comply with reasonable directives of the board of directors that are consistent with the officer’s job duties (which directives are not in conflict with applicable law), which failure is not cured within 30 days after written notice thereof is received by the officer.

For purposes of the change of control severance agreements, “good reason” is generally defined as a material diminution in the officer’s authority, duties or responsibilities, a material diminution in the officer’s base compensation, a material change in the geographic location at which the officer must perform his or her duties, or any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to the officer under the employment agreement. An officer must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without his or her written consent within 90 days of the occurrence of such event. The Company will have a period of 30 days to cure such event or condition after receipt of written notice of such event from the officer. Any voluntary termination of an officer’s employment for “good reason” must occur no later than the date that is six months following the initial occurrence of one of the foregoing events or conditions.

For purposes of the change of control severance agreements, a “change of control” has generally the same definition as given to such term under our 2002 Plan, as described below.

Amended and Restated Severance Plan

We maintain the Ligand Pharmaceuticals Incorporated Amended and Restated Severance Plan to provide severance payments to our employees and the employees of our subsidiaries upon an involuntary termination of employment without cause. Each of the named executive officers is eligible to participate in the severance plan, provided that he is not subject to disciplinary action or a formal performance improvement plan at the time of termination. However, if, as a result of his or her involuntary termination without “cause,” a named executive officer would be eligible to receive severance under any individual change in control severance agreement, employment agreement or other arrangement providing severance benefits, as approved by our board of directors or a committee thereof, such named executive officer will not be eligible for benefits under the severance plan.

Under the terms of the severance plan, a named executive officer will be eligible to receive (1) a lump sum payment in cash for fully earned but unpaid base salary and accrued but unused vacation through the date of termination, (2) an amount equal to his or her base salary for the severance period, which period will be equal to (a) two months plus (b) one week for each year of service as of the date of termination and (c) continued health coverage at the same cost as was in effect for the named executive officer at the date of termination throughout such severance period, provided that such named executive officer elects continued coverage under COBRA. The foregoing cash severance benefit will be payable in a lump sum following the officer’s termination of employment, subject to the officer’s execution of a general release of claims acceptable to us.

For purposes of the severance plan, “cause” is generally defined an officer’s conviction of (or entry of a plea of no contest to) any felony or any other criminal act, an officer’s commission of any act of fraud or embezzlement, an officer’s unauthorized use or disclosure of confidential or proprietary information or trade secrets of the Company or our subsidiaries, or an officer’s commission of any material violation of the Company’s policies, or an officer’s commission of any other intentional misconduct which adversely affects the business or affairs of the Company in a material manner.

Change of Control Acceleration of Equity Awards

Equity awards granted under the 2002 Plan to the named executive officers may be subject to accelerated vesting in the event of a “change of control.”

Option agreements under the 2002 stock incentive plan, which cover each of the named executive officers, provide that such options will automatically vest in the event of a “change of control” and the option is not assumed or replaced by a successor:

Under the 2002 stock incentive plan, a “change of control’ is generally defined as:

•	a merger, consolidation or reorganization of the Company in which 50% or more of its voting securities change ownership;

•	the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company; or

•

a change in control of the Company effected through a successful tender offer for more than 50% of the Company’s outstanding common stock or through a change in the majority of our board of directors as a result of one or more contested elections for board membership.

Separation Agreement with Dr. Dziewanowska

On March 27, 2009, we entered into a separation agreement with Dr. Dziewanowska. Pursuant to the separation agreement, Dr. Dziewanowska’s employment with the Company terminated as of March 31, 2009, as part of a realignment of staff and corporate responsibilities following our acquisition of Pharmacopeia, Inc. The separation agreement provided Dr. Dziewanowska with the following benefits: (1) she received a cash lump sum payment of $499,200, (2) we continued to pay a portion of her healthcare insurance premiums for up to 12 months following her termination date (or until she accepts employment with another employer providing comparable benefits) such that her premiums were the same as for active employees, (3) all of her unvested stock awards vested in full on her termination date, and (4) she has an extended period of time during which to exercise her vested stock options following her termination of employment. The foregoing benefits were provided in exchange for a general release of claims by Dr. Dziewanowska in favor of us.

Compensation Recovery Policy

Our board of directors maintains a policy that it will evaluate in appropriate circumstances whether to seek the reimbursement of certain compensation awards paid to an executive officer if such executive engages in misconduct that caused or partially caused a restatement of financial results, in accordance with section 304 of the Sarbanes-Oxley Act of 2002. If circumstances warrant, we will seek to claw back appropriate portions of the executive officer’s compensation for the relevant period, as provided by law.

Policies with Respect to Equity Compensation Awards

The Company grants all equity incentive awards based on the fair market value as of the date of grant. The exercise price for stock option grant and similar awards is determined by reference to the closing price per share on the NASDAQ Global Market on the date of grant.

Equity incentive awards under the compensation programs discussed above are made at regular compensation committee meetings and at special meetings as needed. For example, a special meeting may be called if a regular meeting is cancelled or following the annual performance review process. The effective date for such grants is the date of such meeting. The Company may also make grants of equity incentive awards at the discretion of the compensation committee or the board of directors in connection with the hiring of new named executive officers and other employees.

Policies Regarding Tax Deductibility of Compensation

Within its performance-based compensation program, the Company aims to compensate the named executive officers in a manner that is tax-effective for the Company. Section 162(m) of the Internal Revenue Code restricts the ability of publicly held companies to take a federal income tax deduction for compensation paid to certain of their executive officers to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. However, this limitation does not apply to compensation that is performance-based.

The non-performance based compensation paid in cash to the Company’s executive officers for the 2009 fiscal year did not exceed the $1.0 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid in cash to the Company’s executive officers for fiscal 2010 will exceed that limit.

In addition, the 2002 Plan has been structured so that any compensation paid in connection with the exercise of options grants under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation. Therefore, it will not be subject to the $1.0 million deduction limitation.

Summary Compensation Table

The following table provides information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total
John L. Higgins,	2009	$420,000		—		$266,310	$726,943	$252,000	$2,486	$1,667,739
President and Chief Executive Officer	2008	$418,333		—		$360,500	$558,636	$188,250	$2,486	$1,528,205
	2007	$383,333		—		$1,902,000	—	$287,500	$149,140	$2,721,973

John P. Sharp,	2009	$262,383		—		$64,560	$186,125	$83,963	$2,810	$599,841
Vice President, Finance and Chief Financial Officer	2008	$255,833		—		$87,500	$171,888	$61,400	$2,532	$579,153
	2007	$140,808	(4)	—		$107,250	$217,145	$53,507	$1,608	$520,318

Charles S. Berkman,	2009	$247,246		—		$64,560	$186,125	$79,119	$2,534	$579,583
Vice President and General Counsel	2008	$244,010		—		$87,500	$171,888	$58,562	$2,526	$564,486
	2007	$230,878		—		$78,650	$233,418	$87,734	$2,446	$633,126

Dr. Zofia E. Dziewanowska,	2009	$83,200		—		—	—	—	$564,706	$642,506
Vice President, Clinical Research and Regulatory(5)	2008	$332,800		—		$87,500	$171,888	$99,840	$8,858	$700,886
	2007	$329,600		$53,333	(6)	$50,050	$137,400	$156,560	$8,858	$735,801

Dr. Syed Kazmi,	2009	$242,200		—		$64,560	$186,125	$77,504	$3,200	$573,589
Vice President, Business Development and Strategic Planning	2008	$237,500		—		$87,500	$171,888	$57,000	$3,173	$557,061
	2007	$186,201		—		$78,650	$238,160	$70,756	$2,881	$576,648

Dr. Martin Meglasson,	2009	$320,256		—		$78,010	$201,929	$128,102	$4,322	$732,619
Vice President, Discovery Research	2008	$316,207		—		$106,750	$182,631	$94,862	$4,322	$704,772
	2007	$300,760		—		$78,650	$238,160	$142,861	$7,322	$767,753

(1)	Reflects the grant date fair value for stock and option awards granted in 2007, 2008 and 2009, calculated in accordance with FASB ASC Topic 718. With respect to stock and option awards with performance-based vesting conditions, the grant date fair value was adjusted for our assessment of the probability that performance conditions will be achieved. The 2007 and 2008 option and award values were recalculated from the amounts shown in prior Proxy Statements to reflect the grant date fair value, as required by SEC rules. The assumptions used to calculate the value of stock and option awards are set forth under Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 3, 2010. The following table provides the full grant date fair values for all stock and option awards included in the Summary Compensation Table that were granted with performance-based vesting conditions, assuming that the highest level of performance will be achieved in each case:

Name and Principal Position	Year	Grant Date Fair Value of Stock Awards($)	Grant Date Fair Value of Option Awards($)
John L. Higgins,	2009	107,600	70,400
President and Chief Executive Officer	2008	140,000	86,000
	2007	—	—

John P. Sharp,	2009	26,900	17,600
Vice President, Finance and Chief Financial Officer	2008	35,000	21,500
	2007	—	—

Charles S. Berkman,	2009	26,900	17,600
Vice President and General Counsel	2008	35,000	21,500
	2007	—	—

Dr. Zofia E. Dziewanowska,	2009	—	—
Vice President, Clinical Research and Regulatory	2008	35,000	21,500
	2007	—	—

Dr. Syed Kazmi,	2009	26,900	17,600
Vice President, Business Development and Strategic Planning	2008	35,000	21,500
	2007	—	—

Dr. Martin Meglasson,	2009	40,350	26,400
Vice President, Discovery Research	2008	52,500	32,250
	2007	—	—

(2)	Represents performance bonus awards under the management bonus plan earned in 2007, 2008 and 2009, but paid in the subsequent year.
(3)	For each named executive officer other than Mr. Higgins and Dr. Dziewanowska, represents life insurance and 401(k) matching funds paid by the Company. The amount for Mr. Higgins in 2007 includes a lump sum relocation payment of $146,674, $466 in life insurance premiums and $2,000 of 401(k) matching funds. The amount for Dr. Dziewanowska in 2009 includes the value of the severance benefits paid to her pursuant to her separation agreement and $37,150 in consulting fees paid to Dr. Dziewanowska for consulting services she provided following her termination of employment.
(4)	Actual salary and bonus amount paid was prorated based on employment start date of April 30, 2007.
(5)	On March 27, 2009, we entered into a separation agreement with Dr. Dziewanowska. Pursuant to the separation agreement, Dr. Dziewanowska’s employment with the Company terminated as of March 31, 2009, as part of a realignment of staff and corporate responsibilities following our acquisition of Pharmacopeia, Inc.
(6)	Represents a bonus award for 2006 under the Company’s retention bonus plan.

Grants of Plan-Based Awards in Fiscal Year 2009

The following table summarizes plan-based awards granted to our named executive officers during the last fiscal year.

Name	Grant Date	Date of Compen- sation Committee Action Approving Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
John L. Higgins	—	—	—	315,000	—	—	178,000	—	—	—	—	—	—
	2/15/09	1/23/09							75,000	—	—	2.69	201,750
	2/15/09	1/23/09							—	390,000	2.69	—	684,801
	2/15/09	1/23/09							24,000	—	—	2.69	64,560
	2/15/09	1/23/09							—	24,000	2.69	—	42,142

John P. Sharp	—	—	—	104,953	—	—	44,500	—	—	—	—	—	—
	2/15/09	1/23/09							18,000	—	—	2.69	48,420
	2/15/09	1/23/09							—	100,000	2.69	—	175,590
	2/15/09	1/23/09							6,000	—	—	2.69	16,140
	2/15/09	1/23/09							—	6,000	2.69	—	10,535

Charles S. Berkman	—	—	—	98,898	—	—	44,500	—	—	—	—	—	—
	2/15/09	1/23/09							18,000	—	—	2.69	48,420
	2/15/09	1/23/09							—	100,000	2.69	—	175,590
	2/15/09	1/23/09							6,000	—	—	2.69	16,140
	2/15/09	1/23/09							—	6,000	2.69	—	10,535

Syed Kazmi	—	—	—	96,880	—	—	44,500	—	—	—	—	—	—
	2/15/09	1/23/09							18,000	—	—	2.69	48,420
	2/15/09	1/23/09							—	100,000	2.69	—	175,590
	2/15/09	1/23/09							6,000	—	—	2.69	16,140
	2/15/09	1/23/09							—	6,000	2.69	—	10,535

Martin D. Meglasson	—	—	—	160,128	—	—	66,750	—	—	—	—	—	—
	2/15/09	1/23/09							20,000	—	—	2.69	53,800
	2/15/09	1/23/09							—	106,000	2.69	—	186,125
	2/15/09	1/23/09							9,000	—	—	2.69	24,210
	2/15/09	1/23/09							—	9,000	2.69	—	15,803

(1)	Cash bonus awards granted under our annual performance bonus program. Actual bonus amounts paid are reflected in the Summary Compensation Table above.
(2)	The vesting of each award was contingent upon the achievement during 2009 of certain corporate goals, as described above under “Long-Term Performance-Based Equity Incentive Program.”
(3)	The restricted stock awards granted to the named executive officers vest in equal installments over a three year period. For a description of the change of control provisions applicable to the foregoing equity awards, see “Severance and Change of Control Arrangements” above.
(4)	Each option grant to the named executive officers vests 12.5% after six months from grant and the remainder in 42 equal monthly installments. For a description of the change of control provisions applicable to the foregoing equity awards, see “Severance and Change of Control Arrangements” above.
(5)	Represents the fair value of the stock option or stock award at the time of grant as determined in accordance with the provisions of FASB ASC Topic 718. See Note 2 in the “Notes to Financial Statements” included in our annual report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on March 3, 2010. The following table provides the full grant date fair values for all stock and option awards included in the Summary Compensation Table that were granted with performance-based vesting conditions, assuming that the highest level of performance will be achieved in each case:

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all stock option awards and stock awards held by the named executive officers of the Company as of December 31, 2009. All outstanding equity awards are in shares of the Company’s common stock.

	Option Awards(1)					Stock Awards(2)
Name(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(4)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Unit or Other Rights That Have Not Vested (#)(4)	Equity incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
John L. Higgins	147,167	140,833	—	3.50	2/22/18
	81,250	308,750	—	2.69	2/14/19
	—	—	24,000	2.69	2/14/19
						125,000	271,250	—	—
								24,000	52,080
John P. Sharp	33,333	16,167	—	6.81	4/29/17
	43,667	43,333	—	3.50	2/22/18
	20,833	79,167	—	2.69	2/14/19
	—	—	6,000	2.69	2/14/19
						35,000	75,950	—	—
								6,000	13,020
Charles S. Berkman	20,000	—	—	13.90	12/12/11
	6,000	—	—	12.18	12/10/13
	6,000	—	—	8.85	12/7/15
	13,333	6,667	—	6.81	4/29/17
	20,000	12,000	—	7.15	6/19/17
	43,667	43,333	—	3.50	2/22/18
	20,833	79,167	—	2.69	2/14/19
	—	—	6,000	2.69	2/14/19
						33,666	73,055	—	—
						—	—	6,000	13,020
Syed Kazmi	1,000	—	—	9.25	5/22/10
	1,500	—	—	10.51	5/16/11
	3,500	—	—	13.90	12/12/11
	3,500	—	—	12.18	12/10/13
	2,250	—	—	8.85	12/7/15
	32,500	19,500	—	7.15	6/19/17
	43,667	43,333	—	3.50	2/22/18
	20,833	79,167	—	2.69	2/14/19
	—	—	6,000	2.69	2/14/19
						33,666	73,055	—	—
						—	—	6,000	13,020
Martin D. Meglasson	50,000	—	—	13.13	2/25/14
	9,687	—	—	4.75	7/4/15
	23,438	1,562	—	9.40	3/9/16
	32,500	19,500	—	7.15	6/19/17
	49,458	46,042	—	3.50	2/22/18
	22,083	83,917	—	2.69	2/14/19
	—	—	9,000	2.69	2/14/19
						36,999	80,288	—	—
						—	—	9,000	19,530

(1)	Each option grant to the named executive officers has a ten year term from the date of grant. Exercise prices for awards granted prior to April 2007 reflect the $2.50 downward adjustment made to such exercise prices in April 2007 to reflect the Company’s one-time special cash dividend paid in April 2007. For a description of the change of control provisions applicable to the stock option awards, see “Severance and Change of Control Arrangements” above.
(2)	For a description of the change of control provisions applicable to the stock awards, see “Severance and Change of Control Arrangements” above.
(3)	Each option vests 12.5% after six months from grant and the remainder in 42 equal monthly installments.
(4)	The vesting of each award was contingent upon the achievement during 2009 of certain corporate goals, as described above under “Long-Term Performance-Based Equity Incentive Program.”
(5)	The restricted stock awards granted to named executive officers, except for John Higgins, vest in equal installments over a three year period. The restricted stock awards granted to John Higgins vest in equal installments over a two year period.
(6)	Computed by multiplying the closing market price of our common stock on December 31, 2009 by the number of shares of restricted stock subject to such award.

Option Exercises and Stock Vested During Fiscal Year 2009

The following table provides information on stock option exercises and stock vesting in fiscal 2009 by the named executive officers of the Company.

Name	Option Awards		Stock Awards
	No. of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John L. Higgins	—	—	128,000	344,320
John P. Sharp	—	—	18,000	48,420
Charles S. Berkman	—	—	16,667	44,834
Zofia E. Dziewanowska	20,000	1,200	—	—
Syed Kazmi	—	—	16,667	44,834
Martin D. Meglasson	—	—	20,834	56,043

(1)	The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.
(2)	Computed by multiplying the closing market price of our common stock on the vesting date by the number of shares of restricted stock subject to such award vesting on the applicable vesting date.

Potential Payments Upon Termination or Change in Control

The following table summarizes potential change of control and severance payments to each named executive officer. The three right-hand columns describe the payments that would apply in three different potential scenarios—a termination without cause prior to a change in control or more than 24 months following a change of control; a change of control without a termination of employment; or a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case within 24 months following a change of control. The table assumes that the termination or change of control occurred on December 31, 2009. For purposes of estimating the value of accelerated equity awards to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $2.17, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on December 31, 2009, the last trading day of 2009. All cash severance benefits will be paid in a lump sum.

Name	Benefit	Termination Without Cause; No Change of Control ($)	Change of Control; No Termination ($)(1)	Termination Without Cause or Resignation for Good Reason within 24 Months Following a Change of Control ($)(2)
John L. Higgins	Salary	172,308	—	840,000
	Bonus	—	—	630,000
	Option acceleration	—	—	—
	Stock Award acceleration	—	323,330	323,330
	Benefits continuation	5,871	—	30,531
	Total value:	178,179	323,330	1,823,861

John P. Sharp	Salary	53,867	—	262,600
	Bonus	—	—	105,040
	Option acceleration	—	—	—
	Stock Award acceleration	—	88,970	88,970
	Benefits continuation	2,936	—	15,266
	Total value:	56,802	88,970	471,572

Charles S. Berkman	Salary	79,311	—	247,450
	Bonus	—	—	98,980
	Option acceleration	—	—	—
	Stock Award acceleration	—	86,075	86,075
	Benefits continuation	7,778	—	25,279
	Total value:	87,089	86,075	457,784

Syed Kazmi	Salary	105,574	—	242,200
	Bonus	—	—	96,880
	Option acceleration	—	—	—
	Stock Award acceleration	—	86,075	86,075
	Benefits continuation	10,695	—	25,279
	Total value:	116,269	86,075	450,434

Martin D. Meglasson	Salary	160,262	—	480,787
	Bonus	—	—	160,263
	Option acceleration	—	—	—
	Stock Award acceleration	—	99,818	99,818
	Benefits continuation	—	—	25,279
	Total value:	160,262	99,818	766,146

(1)	The 2002 Plan provides that options will vest in the event of a change of control and the options are not assumed or replaced by a successor. This disclosure assumes that the successor does not assume or replace the options. As of December 31, 2009, all of the stock options held by our named executive officers had exercise prices in excess of the closing market price of our common stock as reported on the Nasdaq Global Market on December 31, 2009. As a result, no value is attributable to the accelerated vesting of such options.

(2)	The change of control severance agreements with each of our named executive officers provide that all of a named executive officer’s outstanding stock awards will vest in the event of such a termination. As of December 31, 2009, all of the stock options held by our named executive officers had exercise prices in excess of the closing market price of our common stock as reported on the Nasdaq Global Market on December 31, 2009. As a result, no value is attributable to the accelerated vesting of such options.

Compensation of Directors

The following table provides information related to the compensation of each of our non-employee directors for fiscal 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(10)	Option Awards ($)(10)	All Other Compensation ($)(11)	Total ($)
Jason M. Aryeh(1)	45,200	13,092	14,900	60,000	133,192
Stephen J. Burakoff(2)	28,200	13,092	14,900	—	56,192
Todd Davis(3)	54,700	13,092	14,900	—	82,692
David Knott(4)	51,200	13,092	14,900	—	79,192
John W. Kozarich(5)	94,700	13,092	14,900	—	122,692
Bruce A. Peacock(6)	5,700	—	—	—	5,700
Stephen L. Sabba(7)	32,578	13,092	14,900	—	60,570

(1)	As of December 31, 2009, Mr. Aryeh held options to purchase 38,781 shares of our common stock and 2,083 unvested shares of restricted stock. During 2009, Mr. Aryeh received 5,000 shares of restricted stock with a grant date fair value of $13,092 and 15,000 stock options with a grant date fair value of $14,900.
(2)	As of December 31, 2009, Mr. Burakoff held options to purchase 15,000 shares of our common stock and 2,083 unvested shares of restricted stock. During 2009, Mr. Burakoff received 5,000 shares of restricted stock with a grant date fair value of $13,092 and 15,000 stock options with a grant date fair value of $14,900.
(3)	As of December 31, 2009, Mr. Davis held options to purchase 35,000 shares of our common stock and 2,083 unvested shares of restricted stock. During 2009, Mr. Davis received 5,000 shares of restricted stock with a grant date fair value of $13,092 and 15,000 stock options with a grant date fair value of $14,900.
(4)	As of December 31, 2009, Mr. Knott held options to purchase 35,000 shares of our common stock and 2,083 unvested shares of restricted stock. During 2009, Mr. Knott received 5,000 shares of restricted stock with a grant date fair value of $13,092 and 15,000 stock options with a grant date fair value of $14,900.
(5)	As of December 31, 2009, Dr. Kozarich held options to purchase 75,227 shares of our common stock and 2,083 shares of unvested restricted stock. During 2009, Mr. Kozarich received 5,000 shares of restricted stock with a grant date fair value of $13,092 and 15,000 stock options with a grant date fair value of $14,900.
(6)	Mr. Peacock decided not to stand for re-election at our annual stockholders meeting that was held on May 29, 2009. Mr. Peacock did not hold any equity awards as of December 31, 2009.
(7)	As of December 31, 2009, Mr. Sabba held options to purchase 15,000 shares of our common stock and 2,083 unvested shares of restricted stock. During 2009, Mr. Sabba received 5,000 shares of restricted stock with a grant date fair value of $13,092 and 15,000 stock options with a grant date fair value of $14,900.
(10)	Reflects the grant date fair value for stock and option awards granted in 2009. The assumptions used to calculate the value of stock and option awards are set forth under Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 3, 2010.
(11)	Represents amounts paid to Mr. Aryeh under a consulting agreement to perform business development activities.

Narrative to Director Compensation Table

Non-employee members of our board of directors are paid fees for their service as a director and are reimbursed for expenses incurred in connection with such service. Prior to April 16, 2009, each director received an annual fee of $10,000, plus $2,500 per day for each board meeting attended, $500 per day for each committee meeting attended on non-board meeting dates and $700 per day for each board or committee meeting in which he or she participated by telephone. In addition, the chairperson of the audit committee received an annual retainer fee of $12,000 and the chairpersons of the compensation and nominating and corporate governance committees each received an annual retainer fee of $8,000. Members of the audit committee received an annual retainer of

$4,000, and members of all other committees received an annual retainer of $2,000. Additionally, Dr. Kozarich was paid a retainer in the amount of $20,000 for serving as the chairperson of the previously established science and technology committee.

Effective as of April 16, 2009, our board of directors approved a new amended and restated Director Compensation Policy. Under the new policy, each director will receive an annual fee of $30,000. No additional meeting fees will be paid. In addition, the chairperson of the board will receive an additional annual retainer of $20,000, the chairperson of the audit committee will receive an annual retainer fee of $12,000, the chairperson of the compensation committee will receive an annual retainer of $12,000 and the chairperson of the nominating and corporate governance committees will receive an annual retainer fee of $8,000. Members of the audit committee will receive an annual retainer of $10,000, members of the compensation committee will receive an annual retainer of $6,000 and members of the nominating and corporate governance committee will receive an annual retainer of $4,000.

Under the new policy, at each annual meeting, non-employee directors will automatically be granted 5,000 shares of restricted stock and 15,000 stock options. The foregoing awards will vest in twelve equal monthly installments over the first year following the date of grant. Upon initial election to the board of directors, each non-employee director will automatically be granted 10,000 shares of restricted stock and 30,000 stock options. The foregoing awards will vest monthly over three years from the date of grant. Additionally, the awards will vest in full in the event of a change of control or a hostile take-over, each as defined under our 2002 Plan. In addition, the amended and restated Director Compensation Policy adopted an ownership guideline so that members of the board are required to own at least 10,000 shares of stock after they have completed three years of board service.

Effective as of the Annual Meeting, our board of directors approved an amendment to our Director Compensation Policy that will allow directors to elect to receive their retainers in cash or vested shares of our common stock, which shares will be issued under our 2002 stock incentive plan.

Compensation Committee Interlocks and Insider Participation

Relationships and Independence of the Compensation Committee Members

During fiscal 2009, the compensation committee was composed of Messrs. Aryeh, Davis and Knott. No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company’s board of directors or compensation committee.

Compensation Committee Report

The compensation committee of the Company’s board of directors has submitted the following report for inclusion in this proxy statement:

The compensation committee reviewed this Compensation Discussion and Analysis and discussed its contents with the Company’s management. Based on the review and discussions, the compensation committee has recommended to the board of directors that this Compensation Discussion and Analysis be included in this proxy statement and our annual report for the year ended December 31, 2009.

This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Todd C. Davis, Chairperson of the Compensation Committee

Jason M. Aryeh

David M. Knott

Audit Committee Report

The following is the report delivered by the audit committee of the Company’s board of directors with respect to the principal factors considered by such Committee in its oversight of the accounting, auditing and financial reporting practices of the Company for 2009.

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed and discussed with Grant Thornton LLP, who is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T. In addition, the audit committee has discussed with Grant Thornton LLP their independence from management and the Company, has received from Grant Thornton LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with Grant Thornton LLP to discuss the overall scope of their services, the results of their audit and reviews, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. Grant Thornton LLP, as the Company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the Company’s reporting. The audit committee’s meetings with Grant Thornton LLP were held with and without management present. The audit committee is not employed by the Company, nor does it provide any expert assurance or professional certification regarding the Company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the Company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the Company’s board of directors that the audited financial statements be included in this proxy statement and in our annual report for the year ended December 31, 2009.

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

David M. Knott, Chairperson of the Audit Committee

Todd C. Davis

John W. Kozarich

Compensation Plans

We have two compensation plans approved by our stockholders under which our equity securities are authorized for issuance to employees and directors for goods or services, the 2002 stock incentive plan and the 2002 employee stock purchase plan.

The following table summarizes information about our equity compensation plans as of December 31, 2009:

	(a) Number of securities to be issued upon exercises of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	4,507,437	$5.01	9,094,420	(1)
Equity compensation plans not approved by security holders(2)	—	—	—
	4,507,437	$5.01	9,094,420

(1)	At December 31, 2009, 8,381,689 and 712,731 shares were available under the 2002 stock incentive plan and the 2002 employee stock purchase plan, respectively, for future grants of stock options or sale of stock.
(2)	There are no equity compensation plans (including individual compensation arrangements) not approved by the Company’s security holders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of fiscal year 2009, with respect to which we were a party, will be a party, or otherwise benefited, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, nominee for director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Pursuant to our audit committee charter, the audit committee of our board of directors is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the audit committee of our board of directors intends to review such transactions on a case by case basis. In addition, the compensation committee of our board of directors and/or our board of directors will review approve all compensation-related policies involving our directors and executive officers.

Transactions with Related Parties

The severance arrangements we have entered into with each of our executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change of control. See “Compensation Discussion and Analysis—Severance and Change of Control Arrangements.”

In March 2007, the Company entered into an indemnity fund agreement with Dorsey & Whitney LLP (“Dorsey”), counsel to the Company’s independent directors and to the audit committee of the board of directors. Under this agreement, the Company established in a Dorsey trust account a $10 million indemnity fund (the “Fund”) to support the Company’s existing indemnification obligations to continuing and departing directors in connection with the ongoing SEC investigation and related matters (the “Legacy Liabilities”). The indemnity fund agreement provides that the Fund may be disbursed by Dorsey on behalf of the directors to pay indemnified claims against the Legacy Liabilities, provided that the Company shall approve any such disbursements for Legacy Liabilities other than the SEC investigation. In April 2009, the Company was advised by the SEC that its ongoing investigation has been terminated and that no enforcement action has been recommended. Accordingly, as a result of the termination of the SEC’s investigation, on April 15, 2009 Dorsey released the balance of the Fund, amounting to $10.3 million, to Ligand.

Our amended and restated bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by the Delaware General Corporation Law. The Company is also empowered under its amended and restated bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers.

In addition, the Company’s certificate of incorporation provides that to the fullest extent permitted by Delaware law, the Company’s directors will not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Company or its stockholders, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by the audit committee or a majority of the independent and disinterested members of the board of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, during the period from January through December 2008, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were satisfied except that each of Jason Aryeh, Todd Davis, Steven Burakoff, David Knott, John Kozarich and Stephen Sabba failed to timely file a Form 4 to report a restricted stock grant of 5,000 shares of the Company’s common stock and a grant of a stock option to purchase 15,000 shares of the Company’s common stock, each of which were awarded on May 29, 2009 in accordance with the Company’s Director Compensation and Stock Ownership Policy. Todd Davis, Steven Burakoff and John Kozarich subsequently reported these transactions on Form 4s filed on February 19, 2010, David Knott and Stephen Sabba subsequently reported these transactions on Form 4s filed on March 11, 2010, and Jason Aryeh subsequently reported these transactions on a Form 4 filed on April 20, 2010.

DEADLINE FOR PROPOSALS FOR NEXT ANNUAL MEETING

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for the 2011 annual meeting of stockholders is December 28, 2010. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must also do so by December 28, 2010. Stockholders are advised to review our amended and restated bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Our current amended and restated bylaws are available at the SEC’s website, www.sec.gov, or upon written request to our Corporate Secretary at the address listed below. Stockholder proposals should be directed to Corporate Secretary, Ligand Pharmaceuticals Incorporated, 11085 North Torrey Pines Road, Suite 300, La Jolla, CA 92037.

In addition, the proxy solicited by the board of directors for the next annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal no later than a reasonable period of time prior to the mailing of proxy materials for such annual meeting.

ANNUAL REPORT ON FORM 10-K

A copy of the Annual Report of the Company on Form 10-K for the 2009 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at this annual meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

SOLICITATION OF PROXIES

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to directors, officers or employees of the Company for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

OTHER BUSINESS

As of the date of this proxy statement, the board of directors knows of no other business that will be presented for consideration at the annual meeting. If other matters are properly brought before the annual meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ CHARLES S. BERKMAN
Charles S. Berkman
Vice President, General Counsel & Secretary

April 27, 2010

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LIGAND PHARMACEUTICALS INCORPORATED

The undersigned hereby appoints John L. Higgins and Charles S. Berkman, as proxies, jointly and severally, with full power of substitution to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ligand Pharmaceuticals Incorporated to be held at 9:00 a.m. local time at Ligand Pharmaceuticals Incorporated located at 11.85 North Torrey Pines Road, Suite 300, La Jolla, CA 92037 on Tuesday, May 25, 2010, or at any postponements or adjournments thereof, as specified on the reverse side, and to vote in their discretion on such other business as may properly come before the Meeting and any adjournments thereof.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect(R) at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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The Board of Directors recommends a vote FOR Items 1 and 2

Please mark your votes as indicated in this example [X]

FOR ALL WITHHOLD *EXCEPTIONS FOR ALL

FOR AGAINST ABSTAIN

ITEM 1 - Election of Directors Nominees:

Jason Aryeh, 04 David M. Knott,

05 John W. Kozarich,

02 Todd C. Davis, 06 Stephen L. Sabba

03 John L. Higgins,

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

ITEM 2 - Ratification of Appointment of Independent Registered Accounting Firm

Mark Here for Address Change or Comments SEE REVERSE

Will Attend Meeting

YES

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

A FOLD AND DETACH HERE A

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

LIGAND PHARMACEUTICALS INCORPORATED

INTERNET http://www.proxyvoting.com/lgnd

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

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TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.